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                                                               Terence R. Rogers
                                                               Treasurer
                                                               773-788-3206

For Immediate Release
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                   RYERSON TULL ANNOUNCES RESTRUCTURING PLAN

     Chicago, Illinois - June 6, 2000 - At employee meetings being held today at all of its locations, Ryerson Tull, Inc. (NYSE: RT) is announcing plans to make significant organizational and business process changes. The purpose is to create a more customer-focused organization, with greater speed and responsiveness, while enhancing overall efficiency, quality and service. As a result of the restructuring, the company expects to generate annualized cost savings of approximately $30 million beginning in 2001. Details regarding the restructuring charges will be disclosed at the time of the company's second quarter earnings announcement.

     In late 1999, Ryerson Tull formed a team to study its organization and business processes to determine how it should be structured in order to achieve its growth and profitability goals. "We challenged our people to rethink how we are organized and how we manage our business. The result was a lot of fresh ideas and innovative solutions for best meeting our customers' needs and improving how we run Ryerson Tull," stated Neil S. Novich, Chairman, President and CEO of Ryerson Tull.

Customer-Focused Organizational Structure

     Following the reorganization, there will be 13 geographic divisions each composed of three to seven service centers. These divisions will be headed by vice presidents who will have full accountability for marketing, pricing, growth, profitability, customer service, and quality. "This will push decision making closer to the customer, increasing speed, and making the company more responsive to local market conditions," said Novich, who noted that these changes are also a result of customer input.

     Ryerson Tull will close regional offices in West Chester, Pennsylvania, and Seattle, Washington as a result of these changes. Purchasing services have been
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centralized under a chief procurement officer. Human resources, credit, and accounting will also be centralized, enabling the company to capture economies of scale.

     Additionally, resources will be reallocated to higher-growth areas, such as the Customer Solutions Team.

     "Although most of the planning and decision making is behind us, we need our employees' active involvement in determining the final details, to achieve the best results," added Novich. "When the employee teams have completed their work, we will be able to announce the restructuring charges."

     "Although we are making significant changes to the structure of our organization, we have not changed course in terms of strategy," concluded Novich. "With our national network of service centers, extensive processing capabilities, technology leadership, and other value-added services, Ryerson Tull is uniquely positioned to capitalize on the rapid changes occurring in the metals service center industry."

     Ryerson Tull, Inc. is North America's leading distributor and processor of metals, with annual revenues of $2.8 billion. The company has a network of nearly 70 facilities across the United States and in Canada. It also has investments in service center operations in Mexico and Asia, and maintains metal trading capabilities around the world.